  EXHIBIT 99.1

Creative Medical Technology Holdings Recruits Internationally Renowned Kidney Expert to Scientific Advisory Board

Clinical Stage Regenerative Medicine Company Plans to Develop Clinical Programs for Major Uses of ImmCelz® Regenerative Immunotherapy

February 8, 2021 Phoenix, AZ (OTC-CELZ) Creative Medical Technology Holdings Inc. announced today recruitment of Dr. Caigan Du, Associate Professor at the University of British Columbia to the Company’s Scientific Advisory Board.

Dr. Du is a top researcher in the area of molecular and immunological understanding of kidney failure and transplant rejection.  Dr. Du is funded by numerous national and international organizations including the Kidney Foundation and the Canadian Institutes of Health Research.

“I am honored to work with Creative Medical Technology Holdings in this fascinating field of leveraging reprogrammed immune cells for regenerating injured kidneys.” Said Dr. Du.  “To date people think about regenerative medicine and immunology as separate fields.  It is very exciting to consider the possibility that immune cells can act as a catalyst for regenerative processes: this is the basis of the ImmCelz® product.”

ImmCelz® is a personalized cell therapy generated by incubation of patient cells with allogeneic JadiCell stem cells under proprietary conditions.  The JadiCell possess potent ability to reprogram the immune system, as exemplified in part by their ability to significantly extend survival of COVID patients in an FDA double blind, placebo controlled, clinical trial1.  ImmCelz® has been demonstrated effective in animal models of rheumatoid arthritis2, liver failure3, stroke4, type 1 diabetes5 and kidney failure6.  Scientific studies suggest ImmCelz® functions through secretion of a fundamentally important molecule called Hepatocyte Growth Factor7, as well as stimulation of T regulatory cells, a type of immune system cell that suppresses pathological immunity8.

“As a clinical-stage biotechnology company, having already commercialized other stem cell products, we understand the key to any success is based on the ability to attract scientific key opinion leaders.” Said Timothy Warbington, President and CEO of Creative Medical Technology Holdings. “Dr. Du is a visionary and pioneer in understanding of kidney diseases and we wholeheartedly look forward to him joining our scientific advisory board.”

The Advisory Board of Creative Medical Technology Holdings includes internationally renowned neurologist Santosh Kesari MD, Ph.D, the former head of cardiology at Cedar Sinai Medical Center Timothy Henry, MD and our Director Dr. Amit Patel, inventor of the JadiCell and the first physician to have implanted stem cells into the human heart.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine/stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Timothy Warbington, CEO

CEO@CreativeMedicalHealth.com

Creativemedicaltechnology.com

www.StemSpine.com

www.Caverstem.com

www.Femcelz.com

ImmCelz.com

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1 Umbilical cord mesenchymal stem cells for COVID‐19 acute respiratory distress syndrome: A double‐blind, phase 1/2a, randomized controlled trial - Lanzoni - - STEM CELLS Translational Medicine - Wiley Online Library

2 Creative Medical Technology Holdings Reports Positive Preclinical Data on ImmCelz® Immunotherapy Product in Rheumatoid Arthritis Model | BioSpace

3 Creative Medical Technology Holdings Announces Reversion of Liver Failure Using ImmCelz® Personalized Cellular Immunotherapy in Preclinical Model | Nasdaq

4 Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)

5 Creative Medical Technology Holdings Announces Positive Data and Patent Filing Using ImmCelz® to Treat Type 1 Diabetes (prnewswire.com)

6 Creative Medical Technology Holdings Files Patent based on Positive Data on Renal Failure using ImmCelz® Regenerative Immunotherapy (prnewswire.com)

7 Creative Medical Technology Holdings Identifies and Files Patent on Novel Mechanism of ImmCelz® Therapeutic Activity (apnews.com)

8 Creative Medical Technology Holdings Identifies Mechanism of Action of ImmCelz® Stroke Regenerative Activity (prnewswire.com)